Exhibit 3.1

ARTICLES SUPPLEMENTARY

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 3-802(a)(2) of the Maryland General Corporation Law (“MGCL”), the Corporation elects to be subject to the provisions of Title 3, Subtitle 8 of the MGCL.

SECOND: The foregoing election is made by resolution of the Board of Directors of the Corporation, and stockholder approval is not required for the filing of these Articles Supplementary.

THIRD: These Articles Supplementary shall become effective at 12:01 a.m., Eastern Time, on December 15, 2020.

FOURTH: The undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation, and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 14 day of December, 2020.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ Paul Beldin
Paul Beldin Executive Vice President and Chief Financial Officer

Attest: December 14, 2020 /s/ Lisa R. Cohn Lisa R. Cohn
Executive Vice President, General Counsel and Secretary

[Signature Page to Articles Supplementary for Apartment Investment and Management Company]